EXHIBIT 99.1
CONTACT: DENNIS WELLS or
FOR IMMEDIATE RELEASE	RON STOWELL
DATE: OCTOBER 22, 2015	(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2015,
AND DECLARES HIGHER REGULAR CASH DIVIDEND

Cincinnati, OH; October 22, 2015 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $85,925,000, an increase of 10% as compared to $78,466,000 in the same period of the prior fiscal year;

•	reported first quarter net income of $3,750,000, or $0.15 per share, an increase of 146% as compared to $1,527,000 or $0.06 per share for the same period of the prior fiscal year; and

•	declared the new higher regular quarterly cash dividend of $0.04 per share payable November 10, 2015 to shareholders of record November 2, 2015.

Financial Highlights	Three Months Ended September 30
(In thousands, except per share data; unaudited)	2015	2014	% Change
Net Sales	$85,925	$78,466	10%
Operating Income as reported	$5,763	$2,534	n/m
(Loss) on sale of assets, net	--	$222	127%
Operating Income as adjusted (a)	$5,763	$2,756	109%
Net Income as reported	$3,750	$1,527	146%
Net Income as adjusted	$3,750	$1,767	112%
Earnings per share as reported	$0.15	$0.06	150%
Earnings per share as adjusted	$0.15	$0.07	114%

	9/30/15	6/30/15
Working Capital	$89,429	$83,967
Total Assets	$188,408	$182,379
Long-Term Debt	$ nil	$ nil
Shareholders' Equity	$149,084	$142,952

(a)
The Company sold a manufacturing facility as well as a subsidiary in the first quarter of fiscal 2015, both of which netted to a pre-tax net loss of $222,000.  Operating income, net income, and earnings per share (diluted) before the sale of assets and tax effect of the utilization of a long-term capital loss are Non-GAAP financial measures (see pages 3 and 4).

Management Comments and Outlook

Dennis W. Wells, Chief Executive Officer and President, commented, "I view the first quarter of fiscal 2016 just ended as the first period of LSI Industries' continuous improvement phase.  As such, I am pleased to report solid sales growth and substantial increases in the gross and operating profits of the business.  And we have truly just begun.  Each day we are realizing the benefits of the LSI Business System in terms of sharper sales initiatives, greater operating efficiencies, the pursuit of new opportunities, and improved management team harmony and effectiveness.  Our customer-centric philosophy is front and center as we work to provide best-in-class service and innovative new products.

"Once again, from a strategic standpoint, our high-priority focus is to demonstrate to customers how LSI can be their value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Image is fundamental to our growth strategy.

"I look forward to reporting a number of exciting developments to you during the second quarter.  Solid and measurable continuous improvement is LSI Industries' theme for fiscal 2016 and beyond.

"Our Annual Shareholders' Meeting will be held on Thursday, November 19, 2015 at 10:00 a.m. at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio.  You are cordially invited to attend."

First Quarter Fiscal 2016 Results

Net sales in the first quarter of fiscal 2016 were $85,925,000, an increase of 10% as compared to last year's first quarter net sales of $78,466,000.  Lighting Segment net sales increased 6.0% to $59,075,000; Graphics Segment net sales increased 35.8% to $21,753,000; Technology Segment net sales decreased 23.7% to $5,097,000 and All Other Category net sales decreased to zero as a result of the sale early in fiscal 2015 of the only subsidiary reported therein.  In the first quarter of fiscal 2015 the Company recorded a $343,000 pre-tax gain on the sale of a manufacturing facility in the Graphics Segment, sold a subsidiary in the All Other Category for $1,928,000 and recorded a pre-tax loss of $565,000 in Corporate Administrative expenses, and recorded a $101,000 income tax benefit related to the utilization of a portion of this long-term capital loss, all with no comparable items in the first quarter of fiscal 2016.  The fiscal 2016 first quarter net income of $3,750,000, or $0.15 per share, increased 146% as compared to fiscal 2015 first quarter net income of $1,527,000, or $0.06 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2015 included current assets of $126.6 million, current liabilities of $37.2 million and working capital of $89.4 million, which includes cash of $28.4 million.  The current ratio was 3.4 to 1.  The Company has shareholders' equity of $149.1 million, no long-term debt, and borrowing capacity on its commercial bank facility as of September 30, 2015 of $30.0 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $30 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company's planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.04 per share in connection with the first quarter of fiscal 2016 payable November 10, 2015 to shareholders of record as of November 2, 2015.  This represents a 33% increase over the fourth quarter fiscal 2015 dividend declaration of $0.03 per share.  The fiscal 2016 indicated annual cash dividend rate is $0.16 per share. The Board of Directors has adopted a policy regarding dividends which indicates that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income and earnings per share for the three month period ended September 30, 2014.  Adjusted net income and earnings per share, which exclude the impact of the sale of a manufacturing facility, the sale of a subsidiary, and the tax benefit of utilization of a portion of the related long-term capital loss are non-GAAP financial measures.  We believe that these are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

(in thousands, except per share data; unaudited)	First Quarter
	FY 2016	Diluted EPS	FY 2015	Diluted EPS
Reconciliation of net income to adjusted net income:
Net income (loss) and earnings (loss) per share as reported	$3,750	$0.15	$1,527	$0.06
Adjustment for the gain on the sale of a manufacturing facility, inclusive of the income tax effect	--	--	(224)	(0.01)
Adjustment for the loss on the sale of a subsidiary	--	--	565	0.02
Income tax effect of utilization of a long-term capital loss	--	--	(101)	--
Adjusted net income and earnings per share	$3,750	$0.15	$1,767	$ 0.07

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the Company's ability to maintain an effective system of internal control over financial reporting, our ability to remediate any material weaknesses in our internal control over financial reporting and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

We are a customer-centric company that positions itself as a value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Our core strategy of "Lighting + Graphics + Technology = Complete Image Solutions" differentiates us from our competitors.

We are committed to advancing solid-state LED technology to make affordable, high performance, energy-efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we provide a full range of design support, engineering, installation and project management services to our customers.

We are a vertically integrated U.S.-based manufacturer concentrating on serving customers in North America and Latin America.  Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, Kansas, Kentucky, New York, North Carolina, Oregon, Rhode Island and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Dennis Wells, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

Condensed Consolidated Statements of Operations
(in thousands, except per share data; unaudited)	Three Months Ended September 30
	2015	2014
Net sales	$85,925	$$78,466

Cost of products and services sold	62,576	59,858

Gross profit	23,349	18,608

Gain on sale of facility	--	(343)

Loss on sale of subsidiary	--	565

Selling and administrative expenses	17,586	15,852

Operating income (loss)	5,763	2,534

Interest expense, net	--	8

Income (loss) before income taxes	5,763	2,526

Income tax expense	2,013	999

Net income (loss)	$3,750	$1,527

Income (loss) per common share
Basic	$0.15	$0.06
Diluted	$0.15	$0.06

Weighted average common shares outstanding
Basic	24,764	24,436
Diluted	25,194	24,508

Condensed Consolidated Balance Sheets
(in thousands, unaudited)	June 30, 2015	June 30, 2014
Current Assets	$126,587	$120,814
Property, Plant and Equipment, net	43,574	43,188
Other Assets	18,247	18,377
	$188,408	$182,379

Current Liabilities	$37,158	$36,847
Long-Term Debt	--	--
Other Long-Term Liabilities	2,166	2,580
Shareholders' Equity	149,084	142,952
	$188,408	$182,379